exhibit 10.43

AGREEMENT

This agreement is entered into in Los Angeles, California on this 28th day of May, 2004 between the holders of shares of Aura Realty, Inc. ("Realty") representing a minority interest in Realty ("Minority Shareholders"), Yair Ben Moshe and David Maimon (collectively, the "New Investors") and Aura Systems, Inc. ("Aura").

RECITALS

WHEREAS, Realty owns the properties in El Segundo, California located at 2335 Alaska Avenue and 2330 Utah Avenue (the "Property").

WHEREAS, MSCI 1998 CFI, El Segundo Limited Partnership, a California limited partnership ("Lennar") holds the First Trust Deed and Note (the "Note") on the properties;

WHEREAS, Realty's common stock, is owned 50.1 % by Aura and 49.9% by Minority Shareholders;

WHEREAS, Minority Shareholders and Aura are interested in selling their interest ownership in Realty and the New Investors are interested in buying such interest;

WHEREAS, Aura assigned to Minority Shareholders all of its interest in the Alpha Ceramic Agreement as part of a Forbearance Agreement between the parties entered into on the 17th day of June 2003 herein attached as Appendix A.

WHEREAS, Aura and the Minority Shareholders are parties to the certain Agreement for Sale and Leaseback dated December 1, 2002 and related agreements (the "Sale/Leaseback Agreement");

WHEREAS, Aura owes Minority Shareholders $1.0 million note which becomes due on May 30, 2004 herein attached as Appendix B

WHEREAS, Aura is in arrears to Lennar and to Minority Shareholders and Aura wants to cure all of the arrears to the parties;

WHEREAS, the New Investors, through an affiliate, intend to purchase the Property and Assume the First Trust Deed Note;

NOW, THEREFORE, in consideration of the promises made herein and other good and valuable consideration it is herby agreed by and among all parties as follows:

1.      Payments of Past due to the Real Estate to Minority Shareholders. Aura herby agrees to pay $49,246.00 to the Minority Shareholders. The $49,246.00 payment is for all the arrears and penalties due to the Minority Shareholders up to June 1, 2004. The amount is composed of the following: (i) $1,164.00 the remaining balance for March and April; (ii) penalties of $5,000.00 for being late on the March and April payments; (iii) $2,500 late charge for May and (iv) the May payment of $40,582 . Payment to be made on or before June 4,2004.

2.      Monthly payments to Minority Shareholders. Aura shall pay to Minority Shareholders the sum of $40,582 per month until the close of escrow. Such payments shall be under the existing terms and conditions currently in the Agreements including the provisions for penalty if payments are not received by the 10th of each month.

3.      Cash payment upon close of Escrow. Aura and the New Investors will irrevocable instruct the escrow agent to pay to Minority Shareholders at the close of escrow the sum of $1,600,000 out of funds in escrow. Such payment or any part of it shall not to be offset against any item what so ever.

4.      One Million dollar Note due May 30, 2004 from Aura to Minority Shareholders.

a. The Minority Shareholders hereby agree upon the opening of the escrow and the release of a minimum of $400,000 from escrow to Aura to be used toward curing the arrears to Lennar and Aura actually curing all the arrears to Lennar bringing its obligation with Lennar current, to extend the due date of the Aura note until the close of escrow or 120 days from June 1, 2004, whichever is earlier. As long as normal progress is made between the New Investors and Lennar in assigning Aura's obligations under the Note, Minority Shareholders would consider extending the due date on the note for another 30 days if needed. Should escrow fail to close for whatever reason, or be delayed past 150 days the $1.0 million Dollar note and all accrued interest shall become due and payable immediately.

b. Aura Systems and the Minority Shareholders upon the close of escrow described in section (3) above and the transfer of the $1,600,000 payment to Minority Shareholders hereby agree to cancel the existing One Million Dollar note and simultaneously enter into a new note for $250,000. New note shall be payable in 24 equal monthly principal and interest payments of $11,768.37, starting at the close of escrow. The new note when effective shall have the same interest rate as the existing $1.0 million note.

c. In the event that any monthly payment on the note is not received by Minority Shareholders by the 5th day from the date due, Aura shall be obligated to pay a late charge equal to 5% of the amount of the payment due.

d. The new note shall have a term of 90 days with automatic 90 day extensions for the entire 24 months as long as the note is current in all aspects. In the event of a default , the Company shall have 10 days from receipt of written notice by holders to cure, such cure shall include any late fees accrued per section 3.c. In the event that the Company does not cure the default, the then outstanding balance and accrued interest shall become due and payable immediately.

e. In the event that Lennar does not approve the transfer to the New Investors, Aura Systems Inc (not Aura Realty) shall provide New Investors with a demand note for the $400,000.00 funds that were released from Escrow. Such note shall be for 24 equal monthly payments. Each payment shall include principal and interest at 10% per year. The New Investors shall have the right at their discretion to convert the note into Series B stock.

5.      The issuance of Series B stock to Minority Shareholders. Aura shall issue to Minority Shareholders $150,000.00 worth of Series B Preferred Stock ("Series B") on the same price and terms and at the same time as other investors participating in the private placement of Series B in June 2004. The Minority Shareholders hereby represent to Aura that they are "qualified investors", understand that Series B cannot be traded unless and until it is registered with the US Securities Exchange Commission or under rule 144. The Minority Shareholders understand that the Series B investors would demand registration rights and Minority Shareholders will be included in such registration. If and when requested by Aura, the Minority Shareholders agree to execute Subscription Agreements containing the same terms and representations as other investors in Series B. In the event that the Series B financing does not take place by July 1, 2004, the $150,000.00 described in section (4) shall be added to the modified note described in section 3.b. above and the payment schedule shall be modified to add this additional $150,000.00 over the same 24 months.

6.      Alpha Ceramic Agreement.

a. The Minority Shareholders shall deposit upon the opening of the escrow the assignment of the Alpha Ceramic Agreement. The Alpha Ceramic agreement shall be deposited into a separate escrow for the benefits of the New Investors. Aura and the New Investors hereby acknowledge that they have been informed by the Minority Shareholders that the Alpha Ceramic Agreement is in default and no payments under the agreement where made to Minority Shareholders for several months . Furthermore Minority Shareholders have sent a default notice to Alpha Ceramic. The Minority Shareholders have clearly represented to Aura and New Investors the facts that to their best knowledge, Alpha Ceramic business condition and prospects are poor.

b. The assignment of the Alpha Ceramic agreement shall be released from Escrow upon the closing of the escrow governing the payments and other benefits to the Minority Shareholders described in this agreement including but not limited to the release to Minority Shareholders of the $1,600,000 payment. In the event that the escrow fails to close for whatever reason, the Alpha Ceramic Agreement shall be automatically and immediately returned to the Minority Shareholders without any conditions what so ever.

c. Any funds paid from the Alpha Ceramic Agreement during the escrow period shall be credited to the New Investors at the close of escrow. In the event that the escrow is not closed for whatever reason any payments from the Alpha Ceramic Agreement shall belong to the Minority Shareholders and shall be released immediately from escrow to the Minority Shareholders.

7.      Termination of Sale/Leaseback Agreement. Upon closing of the sale of the Properties to the New Investors, the $1,600,000 payment to the Minority Shareholders and assuming all other acts of the parties hereto required then to be completed have been completed as of that date, Aura and the Minority Shareholders hereby release each other from any and all claims and obligations arising under the Sale/Leaseback Agreement except for (i) the payment obligations under the note as described in section 3, (ii) the rights of the holders of the Aura common stock and warrants issued in conjunction with the Sale/Leaseback Agreement (iii) all provisions and rights associated with the PIPE transaction and (iv) such representations and warranties contained in the Sale/Leaseback Agreement that were designed to survive termination.

8.      No waiver of rights. The Minority Shareholders shall not have any claims against the new Investors or the properties after the close of the escrows described in this agreement. Nothing in this agreement can be used to suggest or imply any other relief or agreements between the parties other than as related to the Sale/Leaseback Agreement.

9.      Releases. Except as provide herein, upon the close of the escrows described in this agreement, Minority Shareholders shall have no further rights or claims against Aura related to Realty or any transactions concerning Realty hereto for entered into. Nothing in this agreement shall be considered as a release or relief from any obligations by Aura to the Minority Shareholders other than those described above.

10.  Voluntary Agreement. The Parties each represent and acknowledge that he, she or it is executing this agreement completely voluntarily and without any duress of undue influence of any kind from any source.

11.  Severability. Should this agreement, or any part hereof, be determined by any court, tribunal, arbitrator or agency to be unenforceable, void or voidable, or should any court, tribunal, arbitrator or agency refuse or decline to enforce this Agreement, or any part hereof, the remainder of this Agreement shall remain in effect, valid and enforceable.

12.  Capacity of Signatories. Each individual executing this Agreement in a representative capacity represents and warrants that he, she or it is empowered to do so.

13.  Signature Photocopies and Facsimiles. A photocopy of a signature or a facsimile of a signature shall be as valid as an original.

14.  Governing Law. This Agreement, its interpretation, performance and enforcement shall be governed by the laws of the State of California.

The Parties have executed, or have caused their duly authorized representatives to execute, this Agreement as of the date herein.

____________________________ Dated___________________

Neal F. Meehan CEO and Chairman

For Aura Systems, Inc.

___________________________ Dated____________________

Noy Hayun, attorney-in-fact for the individuals listed on Schedule 2 to the Sale/Leaseback Agreement

___________________________ Dated____________________

Zvi Kurtzman, attorney-in-fact for the individuals listed on Schedule 1 to the Sale/Leaseback Agreement

___________________________ Dated______________________

Yair Ben Moshe

For New Investors

_________________________ Dated______________________

David Maimon

For New Investors